Exhibit 3.7

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:31 PM 09/07/2000 001453112 – 3285214

CERTIFICATE OF INCORPORATION

OF

CSX LINES OF PUERTO RICO, INC.

1. The name of the corporation is CSX LINES OF PUERTO RICO, INC.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is containerized shipping and associated activities, and to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware incident thereto.

4. The total number of shares of stock that the corporation shall have authority to issue is One Hundred (100) and the par value of each such share is One ($1.00) Dollar, amounting in the aggregate to One Hundred ($100.00) Dollars.

5. The name and mailing address of the incorporator is as follows:

Sandra L. Frazier

2101 Rexford Road, Suite 350 West

Charlotte, North Carolina 28211

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the corporation.

8. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the corporation. Elections of directors need not be by written ballot unless the By-laws of the corporation shall so provide.

9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 7th day of September, 2000.

Sandra L. Frazier

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF CSX LINES OF PUERTO RICO, INC. * * * * *	STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 08:30 AM 02/24/2003 030115268 – 3285214

CSX LINES OF PUERTO RICO, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation by the Unanimous Written Consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of CSX LINES OF PUERTO RICO, INC. be amended by changing the First Article thereof so that, as amended, said Article shall be and shall read as follows:

“The name of the corporation is “HORIZON LINES OF PUERTO RICO, INC.”

SECOND: That in lieu of a meeting and vote of the sole stockholder, the sole stockholder has given Unanimous Written Consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said CSX LINES OF PUERTO RICO, INC. has caused this certificate to be signed by Robert S. Zuckerman, its Secretary, this 24th day of February, 2003.

Robert S. Zuckerman
Secretary